Exhibit 3.2

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of December 16, 2016, (this “Agreement”) is entered into by and among T Stamp Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”).

RECITALS

A.            On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, severally and not jointly, and the Company is willing to sell to each Investor, severally and not jointly, a convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto.

B.             Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             The Notes.

(a)           Issuance of the Notes. At the Closing (as defined below), the Company agrees to issue and sell to each Investor, severally and not jointly, and, subject to all of the terms and conditions hereof, each Investor, severally and not jointly, agrees to purchase, a convertible promissory note in the form of Exhibit A hereto in the principal amount set forth opposite such Investor’s name on Schedule I hereto (each, a “Note” and together, the “Notes”). The obligations of the Investors to purchase Notes are several and not joint. The aggregate principal amount for all Notes issued hereunder shall not exceed $100,000.

(b)          Delivery. The sale and purchase of the Notes shall take place at one or more closings (each, a “Closing”) to be held at such places and times as the Company and the Investors participating in such Closing may determine (each, a “Closing Date”). At the initial Closing (the “Initial Closing”), the Company will deliver to each Investor participating in the Initial Closing the Note to be purchased by such Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”). If any Notes authorized for purchase hereunder remain available for purchase following the Initial Closing, then, subject to the terms and conditions herein, the Company may sell and issue at one or more additional closings up to the balance of the Notes authorized and available for issuance hereunder within thirty (30) calendar days of the Initial Closing (each, an “Additional Closing”). At each Additional Closing, the Company will deliver to each Investor participating in such Additional Closing the Note to be purchased by such Investor, against receipt by the Company of the corresponding Purchase Price. Each of the Notes will be registered in such Investor’s name in the Company’s records.

(c)           Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used for general business purposes.

2.            Representations and Warranties of the Company. The Company represents and warrants to each Investor that the statements set forth in this Section 2, except as set forth on Schedule II hereto (the “Disclosure Schedule”), are true and correct on and as of the Initial Closing.

(a)          Due Organization, Qualification, etc. The Company (i) is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)          Authority. The Company has all corporate power and authority to enter into this Agreement and the Notes (each a “Transaction Document” and collectively, the “Transaction Documents”) to which it is a party and to consummate the transactions contemplated thereby, and each such Transaction Document has been duly authorized by all necessary actions on the part of the Company.

(c)           Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The sale of the Notes hereunder and the subsequent conversion of the Notes are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with as of the date of such sale or conversion.

(d)          Subsidiaries. Except as set out in the Disclosure Schedule, the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e)          Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the equityholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement, which will be timely filed within the applicable periods therefor. For the purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(f)            Material Contracts; No Violation or Delimit. All of the Company’s agreements, instruments and contracts with a value in excess of $15,000 and all other contracts deemed material by the Company are as set forth on Section 2(f) of the Disclosure Schedule (the “Material Contracts”). The Company is not in violation of or in default with respect to (i) its certificate of incorporation or bylaws (the “Charter Documents”), (ii) any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company, or (iii) any Material Contract (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(g)          Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against the Company at law or in equity in any court or before any other governmental authority that if adversely determined would (i) (alone or in the aggregate) result in a material Liability or (ii) seek to enjoin or otherwise impair, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby. For purposes of this Agreement, the term “Liability” means any liability, indebtedness, duty, expense, claim, deficiency, guaranty, endorsement or other obligation of any type (whether known or unknown, whether asserted or unasserted, whether matured or unmatured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether determined, determinable or otherwise, and whether due or to become due), including any liability for taxes.

(h)          Title. The Company has good and marketable title to, or a valid leasehold interest in or license for, all of the properties and assets utilized by or necessary to the Company in the operation of its business as now conducted and as proposed to be conducted. Such assets and properties are not subject to any mortgage, pledge, lien, lease, encumbrance or charge, other than liens, encumbrances or defects which do not materially detract from the value of the property subject thereto or have a material adverse effect on the Company or its operations and which have not arisen otherwise than in the ordinary course of business.

(i)            Intellectual Property. The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Section 2(i) of the Disclosure Schedule lists all Company Intellectual Property. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2(i), the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(j)           Proprietary Information and Invention Assignment. Each employee and consultant of the Company and each advisor of the Company that has had access to the Company’s Intellectual Property has executed a confidential information and invention assignment agreement, substantially in the form(s) delivered to the Investor. No such employee, consultant or advisor has excluded works or inventions made prior to his or her service with the Company from his or her assignment of inventions pursuant to such employee’s, consultant’s or advisor’s confidential information and invention assignment agreement. To the knowledge of the Company, no officer, employee, consultant or advisor of the Company is in violation of such confidential information and invention assignment agreement or any prior employee, consultant or advisor contract or proprietary information agreement with any other corporation or third party.

(k)           Indebtedness; Liabilities. The Company has no indebtedness for borrowed money that the Company has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which the Company has otherwise become directly or indirectly liable, and the Company has no material liability or obligation, absolute or contingent other than normal, current trade obligations.

(l) Capitalization.

(i)           The authorized capital of the Company consists, immediately prior to the Initial Closing, of 1,000 shares of common stock, $0.01 par value per share (the “Common Stock”), 500 shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The Company holds 120 shares of Common Stock in its treasury.

(ii)          The Company has reserved 100 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company for the purposes of a future Stock Plan to be duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued.

(iii)         Section 2(l) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Initial Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; and (iv) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Notes to be issued under this Agreement, and (B) the securities and rights described in Subsection 2(l)(ii) of this Agreement and Section 2(l) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock. None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Stock Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(iv)         The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Internal Revenue Code (the “Code”) and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(v)           No Person has the right to demand or otherwise cause the Company to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any equity securities of the Company presently outstanding or that may be subsequently issued, any right to participate in any such registered offering.

(m)          No Material Adverse Effect. To the Company’s knowledge, since the Company’s incorporation (or the formation of its predecessor), no condition has arisen, or currently exists, nor has any event occurred which has had, or could reasonably be expected to have, a Material Adverse Effect, whether or not covered by insurance. “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(n)           No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under Securities Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Agreement “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act.

(o)          Accuracy of Information Furnished. None of the Transaction Documents and none of the other certificates, statements or information furnished to the Investors by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.            Representations and Warranties of each Investor. Each Investor, severally and not jointly, represents and warrants to the Company upon and as of the acquisition of a Note as follows:

(a)           Binding Obligation. The Investor has all power and authority to enter into each Transaction Document to which it is a party and to consummate the transactions contemplated thereby and each such Transaction Document has been duly authorized by all necessary actions on the part of the Investor. Each Transaction Document executed, or to be executed, by the Investor has been, or will be, duly executed and delivered by the Investor and constitutes, or will constitute, a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)          Securities Law Compliance. The Investor has been advised that the Notes and the securities underlying the Note have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or the underlying securities. The Investor has not been formed solely for the purpose of making this investment and is purchasing the Note to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. The Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c)           Bad Actor Representations and Covenants. Each Investor hereby represents and warrants to the Company that such Investor has not been convicted of any of the felonies or misdemeanors or been subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated by the SEC. Each Investor covenants to provide immediate written notice to the Company in the event such Investor is convicted of any felony or misdemeanor or becomes subject to any order, judgment, decree or other condition set forth in Rule 506(d) of Regulation D promulgated by the SEC, as may be amended from time to time. Each Investor covenants to provide such information to the Company as the Company may reasonably request in order to comply with the disclosure obligations set forth in Rule 506(e) of Regulation D promulgated by the SEC, as may be amended from time to time

4.             Conditions to Closing of the Investors. Each Investor’s obligations at a Closing are subject to the fulfillment, on or prior to the applicable Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors participating in such Closing:

(a)           Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct on and as of the Initial Closing.

(b)           Covenants. The Company shall have performed or complied with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing.

(c)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals and shall have filed all applications or other notices required in connection with the lawful sale and issuance of the Notes.

(d)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e)           Transaction Documents. The Company shall have duly executed and delivered to each Investor each Transaction Document to which it is a party.

(f)           [Intentionally Omitted]

(g)          [Intentionally Omitted]

5.             Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at each Closing is subject to the fulfillment, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct in all material respects when made and on the applicable Closing Date.

(b)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date, with certain federal and state securities commissions, the Company shall have obtained all governmental approvals and shall have filed all applications or other notices required in connection with the lawful sale and issuance of the Notes.

6.             Covenants.

(a)           Publicity. Neither the Company, its subsidiaries nor any of their respective representatives shall (a) use an Investor’s name or the name of any of its affiliates in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of such Investor or (b) issue any statement or communication to any third party (other than to their legal, accounting and financial advisors) regarding an Investor’s investment in the Company without the consent of such Investor.

Notwithstanding the foregoing, the Company may, without the prior approval of the Investors, (a) if an Investor’s investment in the Company has been publicly disclosed by or with the prior consent of such Investor, from then forward confirm and/or disclose in public and non-public communications that such Investor has invested in the Company, without disclosing the terms or amount of such investment, or (b) disclose the terms and/or amount of an Investor’s investment (i) to a bona fide potential investor in the Company in connection with such potential investor’s due diligence process or (ii) as required by law, rule, regulation or listing standard to do so; in which case the Company (x) shall promptly notify such Investor of such requirement and will cooperate with such Investor to the extent practicable to limit the information disclosed to only such information that the Company, as advised by counsel, is required by law to be disclosed and (y) will, to the extent practicable and at the request and expense of such Investor, seek to obtain a protective order over, or confidential treatment of, such information.

(b)           Company Existence; Good Standing; Going Concern. The Company shall preserve and maintain its corporate existence in the State of Delaware and all of its licenses, privileges and franchises and other rights necessary or desirable in the normal course of its businesses, except to the extent that the failure to maintain such licenses, privileges and franchises would not have a Material Adverse Effect. The Company shall qualify to do business and shall be and remain in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except where failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company shall use its best efforts to continue to be a going concern.

(c)           Compliance with Laws. The Company shall comply with all governmental requirements in all material respects. The Company shall pay and discharge when due any and all Liabilities, including, but not limited to, federal and state income taxes and real and personal property taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise.

(d)           Prohibited Actions. Until such time as all unpaid principal and accrued and unpaid interest under the Notes has been paid by the Company or converted pursuant to the terms of the Notes, the Company shall not, without the prior written consent of Investors representing a majority of the aggregate principal amount of outstanding Notes (the “Majority Holders”): (i) create, incur, assume or become liable for any indebtedness senior to the Notes other than trade payables incurred in the ordinary course of the Company’s business; (ii) grant any dividend or make any distribution to the Company’s members, except for repurchases of common stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; or (iii) use the proceeds from the sale and issuance of the Notes for repaying indebtedness for borrowed money.

(e)           Seniority. At all times when any Notes issued hereunder remain outstanding, the Company shall not, without the approval of the Majority Holders, incur any debt that is pari passu or senior to the Notes, other than Notes issued pursuant to this Agreement, standard trade credit incurred in the ordinary course of business or debt for borrowed money that is used solely to repay all obligations under the Notes.

(f)           Negative Pledge. At all times when any Notes issued hereunder remain outstanding, the Company shall not, without the explicit written approval of the Majority Holders, further encumber any of its assets or intellectual property, other than pursuant to ordinary course licenses of intellectual property on arms’ length terms.

7.            Miscellaneous.

(a)          Waivers and Amendments. Any provision of this Agreement or the Notes may be amended, waived or modified only upon the written consent of the Company and the Majority Holders; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of any Note without the affected Investor’s written consent or (ii) reduce the rate of interest of any Note without the affected Investor’s written consent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the foregoing, this Agreement may be amended to add a party as an Investor hereunder in connection with the purchase and sale of Notes in a Closing after the Initial Closing without the consent of any other Investor, by delivery to the Company of a counterparty signature page to this Agreement, together with a supplement to Schedule I hereto. Such amendment shall take effect at the applicable Closing, and such party shall thereafter be deemed an “Investor” for all purposes hereunder and Schedule I hereto shall be updated to reflect the addition of such Investor.

(b)          Governing Law. This Agreement and the other Transaction Documents and all actions arising out of or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state. All disputes and controversies arising out of or in connection with this Agreement or the other Transaction Documents shall be resolved exclusively by the state and federal courts located in the State of Delaware, and the Company and each of the Investors hereby agree to submit to the jurisdiction of said courts and agree that venue shall lie exclusively with such courts.

(c)           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)           Successors and Assigns. Subject to the restrictions on transfer described in Sections 7(e) and 7(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)           Assignment by Investors, Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of the Notes for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Notes, each holder of a Note, at such holder’s option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s principal office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Notes so surrendered or, if no interest shall have yet been so paid, dated the date of the Notes so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Notes so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Notes being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)            Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Majority Holders.

(g)           Entire Agreement. This Agreement together with the Notes constitute and contain the entire agreement among the Company and the Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and shall be emailed, mailed or delivered to each party as follows: (1) if to an Investor, at such Investor’s address or email address set forth on the signature page or Schedule I hereto, or at such other address as such Investor shall have furnished the Company in writing, or (2) if to the Company, at the Company’s address or email address set forth on the signature page hereto, or at such other address as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being transmitted by email (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i)            Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)            Fees and Expenses. Each party will bear their own fees and expenses in connection with this Agreement and the transactions contemplated by this Agreement.

(k)           [Intentionally Omitted]

(l)            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Pages Follow)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

T STAMP INC.

By:	/s/ Andrew Gowasack

Name:	Andrew Gowasack
Title:	CEO

Address:	Trust Stamp 3423 Piedmont Rd NE,
Atlanta GA 3032

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTORS:

By:

By:	/s/
Name:
Title:

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

SCHEDULE I

SCHEDULE OF INVESTORS

Name and Address	Note Amount

[____]	$100,000 USD

THIS NOTE AND THE STOCK INTO WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. THIS NOTE AND THE STOCK INTO WHICH IT IS CONVERTIBLE MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE OR OTHER DISPOSITION, UNLESS A REGISTRATION STATEMENT UNDER THOSE LAWS WITH RESPECT TO THIS NOTE OR STOCK IS THEN IN EFFECT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THIS NOTE OR STOCK, AND UNLESS THE PROVISIONS OF SECTION 10 OF THIS NOTE ARE SATISFIED.

T STAMP INC.

CONVERTIBLE PROMISSORY NOTE

$100,000.00	December 16, 2016

FOR VALUE RECEIVED, T STAMP INC., a Delaware corporation, (the “Borrower”), promises to pay to the order of, [____], a               limited liability corporation, or its registered assigns (the “Investor”), the principal amount of One Hundred Thousand Dollars and No Cents ($100,000.00), in lawful money of the United States, payable in the manner and on the terms hereinafter set forth, together with simple interest accrued on the unpaid principal amount at the rate of five percent (5.0%) per annum. The unpaid principal amount hereunder, together with any then unpaid and accrued interest thereon and any other amounts payable hereunder, shall be due and payable on December 16, 2018 (the “Maturity Date”), and is not pre-payable except as provided in Section 6(d) hereof. Capitalized terms used but not defined in this Convertible Promissory Note (this “Note”) shall have the meanings give to them in Section 1 below.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by its acceptance of this Note, agrees:

1.            Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Borrower” is defined as set forth above and includes any Person which shall succeed to or assume the obligations of the Borrower under this Note.

“Business Day” means any day, other than a Saturday or a Sunday or any other day on which banking institutions in the City of Chicago, Illinois are authorized or obligated by law or executive order to be closed.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of the Borrower, or (b) the sale, transfer or assignment (by means of a merger or other transaction) of shares of capital stock of the Borrower to a third party representing in excess of 50% of the voting power held by the stockholders immediately prior to such transaction excluding pursuant to a Qualified Financing or Non-Qualified Financing.

“Conversion Price” means, if at any time prior to the Maturity Date:

(1)           Borrower sells Stock in a Qualified Financing, an amount equal to the lesser of (a) the price per share of Stock received by Borrower in such Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Borrower’s common stock (“Common Stock”) outstanding immediately prior to the initial closing of such Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes); or

(2)           Borrower sells Stock in a Non-Qualified Financing, an amount equal to the lesser of (a) the price per share of Stock received by Borrower in such Non-Qualified Financing and (b) the price per share equal to the quotient of (i) the Valuation Cap divided by (ii) the aggregate number of shares of Common Stock outstanding immediately prior to the initial closing of such Non-Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes).

“Event of Default” has the meaning given in Section 4 hereof.

“Investors” means the Persons who shall at the time be the registered holder or holders of a Note.

“Majority Holders” means the Investor or Investors who hold Notes representing more than fifty percent (50%) of the aggregate unpaid principal due under the Notes.

“Non-Qualified Financing” means an equity financing by Borrower that does not constitute a Qualified Financing.

“Notes” means outstanding convertible promissory notes, including this Note, issued by the Borrower pursuant to that certain Note Purchase Agreement, dated the date hereof, between Borrower and the Investors (the “NPA”).

“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to Investor and evidenced by a note or similar instrument, now existing or hereafter arising under or pursuant to the terms of the Notes, including, all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or governmental authority.

2

“Qualified Financing” means the Borrower’s next equity financing occurring on or before the Maturity Date, in which Borrower raises $2,000,000 or more in cash (excluding amounts received upon conversion of convertible promissory notes and the Notes) through the sale and issuance of preferred stock. Notwithstanding the foregoing, a Qualified Financing shall not include an equity financing that is made for non-cash consideration.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means, with respect to either a Qualified Financing or a Non-Qualified Financing, as set forth in Section 6(a) or 6(c), respectively, the securities in the Borrower having the same rights and preferences, and subject to the same restrictions, as the securities issued in connection with such financing (except, that, for the avoidance of doubt, in the event the Conversion Price is less than the price at which one share was sold in such financing, a new series of securities may be created and issued to Investor so long as such series is identical in all respects to the series issued in such financing except with respect to the issue price, liquidation preference amount and conversion price and other correlative changes; however, in no case shall such series be junior to the security invested in the Qualified Financing and Non-Qualified Financing).

“Valuation Cap” means a pre-money valuation of $4,900,000; provided that, to the extent that the Borrower issues any Notes containing a “valuation cap” lower than the foregoing Valuation Cap (as adjusted hereunder), the Borrower will amend this Note to incorporate the lower amount as the Valuation Cap for the purposes of this Note.

2.            Interest. Interest on the principal balance of this Note shall accrue from the date hereof, compound annually, and be payable on the Maturity Date, or upon acceleration of the payment Obligations of the Borrower in accordance with Section 5 or, if applicable, Section 6(d).

3.            Payments.

(a)           Method of Payment. All cash payments of principal and interest hereunder shall be paid by immediately available funds which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Investor may from time to time appoint, and in the absence of such appointment, then to Investor at the address set forth below, or in the books and records of the Borrower. If payment hereunder becomes due and payable on a day other than on a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(b)          Ratable Payments. The Borrower agrees that any payments of principal and/or interest on account of this Note shall be made ratably among the Investors in accordance with the respective amount of principal and/or interest, as applicable, outstanding with respect to their Notes. If, despite the provisions of this Section 3(b), any Investor shall receive any payment in excess of the amount to which such Investor is then entitled in accordance with the preceding sentence, such Investor shall hold such excess payment in trust for the benefit of the Investors entitled thereto and promptly pay over or deliver such excess payment to the applicable Investors for application in accordance with the preceding sentence.

3

4.            Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” under this Note:

(a)           Failure to Pay. The Borrower shall fail to pay, whether by conversion or otherwise, (i) when due any principal or interest payment on the due date hereunder, as such due date may be extended pursuant to an agreement of the Borrower and the Majority Holders in accordance with the terms hereof, or (ii) any other payment required under the terms of this Note on the date due; or

(b)           Voluntary Bankruptcy or Insolvency Proceedings. The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing; or

(c)           Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

(d)          Breaches of Covenants. The Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note and/or the NPA, and such failure, if capable of cure, shall continue for fifteen (15) days following, and otherwise upon, the Borrower’s receipt of written notice of such failure from the Majority Holders.

5.            Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default, immediately and without notice, all outstanding Obligations payable by the Borrower hereunder (and under all Notes) shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedy, the Majority Holders may exercise any other right, power or remedy granted to them or otherwise permitted to it by law, either by suit in equity or by action at law, or both, as directed by the Majority Holders. Solely on behalf of all (but not less than all) holders of Notes, the Majority Holders may, by an instrument or instruments in writing, signed by them, waive any Event of Default which has occurred and any of the consequences of such Event of Default as directed by the Majority Holders, and, in such event, the Investors and Borrower will be restored to their respective former positions, rights and obligations under the Notes. Each Investor agrees that it shall not individually take any actions in connection with an Event of Default, all such actions being reserved to the Majority Holders.

4

6.            Conversion and Change of Control.

(a)           Automatic Conversion – Qualified Financing. Upon the consummation of a Qualified Financing, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price. The issuance of Stock pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to the securities of the Borrower sold in the Qualified Financing.

(b)           Optional Conversion – Non-Qualified Financing. At any time concurrently with or within thirty (30) days after the consummation of a Non-Qualified Financing, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Stock in the Borrower equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the Conversion Price. To exercise such option, the Majority Holders shall deliver written notice of their election to the Borrower and the other Investors at least two (2) Business Days prior to the effective date of such conversion. The Borrower shall give the Investors ten (10) Business Days prior written notice of the Non-Qualified Financing and the proposed closing date. The conversion rights exercised by the Majority Holders shall be simultaneously exercised with respect to all Notes. The issuance of Stock pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to the securities of the Borrower sold in the Non-Qualified Financing.

(c)           Optional Conversion. On any date after the date of this Note, the Majority Holders, subject to the terms and conditions set forth herein, shall have the right to convert all, but not less than all, of the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of the Common Stock outstanding immediately prior to the effective date of such election noted below (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes). To exercise such option, the Majority Holders shall deliver written notice of their election to the Borrower at least two (2) Business Days prior to the effective date of such conversion (and such notice shall indicate such effective date).

(d)          Change of Control.

(i)            If the Borrower shall consummate a Change of Control prior to the Maturity Date, the aggregate outstanding principal and accrued and unpaid interest on this Note (and the aggregate balances of all Notes) automatically shall convert into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the amount of such principal and interest by (ii) the price per share equal to the quotient of (x) the Valuation Cap divided by (y) the aggregate number of shares of Common Stock outstanding immediately prior to the initial closing of such Change of Control (assuming full conversion or exercise of all convertible and exercisable securities then outstanding or reserved, including, without limitation, all issued options and equity grants, the balance of any authorized (but unissued) equity incentive pool and any shares of treasury stock, but excluding the Notes). The Borrower shall give Investors ten (10) Business Days prior written notice of the Change of Control and the proposed closing date.

5

(ii)           Notwithstanding Section 6(d)(i), in the event the Majority Holders deliver written notice of their election to the Borrower at least two (2) Business Days prior to the closing date of the applicable Change of Control, in lieu of the automatic conversion of this Note as set forth in Section 6(d)(i), the Borrower shall pay to Investor an amount equal to 150% of the sum of the outstanding principal of this Note, plus the accrued but unpaid interest of this Note, which amount shall be due and payable at the same time as the distribution by the Borrower to its stockholders of proceeds from the Change of Control or, if no proceeds are so distributed by the Borrower, such other date as may be determined by the Borrower in its good-faith discretion (it being acknowledged and agreed that such amount shall be deemed to satisfy in full all obligations of the Borrower hereunder, and that after the payment of such amount, this Note shall be deemed to be paid in full).

(e)           Conditions to Conversion. As a condition precedent (which may be waived by the Borrower) to conversion of this Note as provided for in this Section 6, each holder of a Note will be required to execute a joinder to any agreements that have been or are then being executed by stockholders of Borrower (including, without limitation, any right of first refusal, voting and other stockholders’ agreements) and such other agreements prepared in connection with a conversion, Change of Control or otherwise reasonably required by Borrower in connection with a conversion or Change of Control (other than non-competition agreements).

(f)           Termination of Rights. All rights of Investor with respect to this Note shall terminate upon the issuance of Stock upon the voluntary or involuntary conversion of this Note, whether or not this Note has been surrendered. Notwithstanding the foregoing, Investor agrees to surrender this Note to Borrower for cancellation as soon as is practicable following conversion of this Note.

7.             Investor Representations. By signing countersigning this Note, Investor represents and warrants to the Borrower as follows:

(a)           No Registration. Investor understands that this Note and any Stock or Common Stock issuable upon conversion have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor’s representations as expressed herein or otherwise made pursuant hereto.

(b)           Investment Intent. Investor is acquiring the Note and will acquire the Stock or Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

6

(c)           Investment Experience. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Borrower and acknowledges that Investor can protect its own interests. Investor has such knowledge and experience in financial and business matters so that Investor is capable of evaluating the merits and risks of its investment in the Borrower.

(d)           Speculative Nature of Investment. Investor understands and acknowledges that an investment in the Borrower is highly speculative and involves substantial risks. Investor can bear the economic risk of Investor’s investment and is able, without impairing Investor’s financial condition, to hold this Note an indefinite period of time and to suffer a complete loss of Investor’s investment.

(e)           Access to Data. Investor has had an opportunity to ask questions of, and receive answers from, the chief executive officer of the Borrower concerning the Notes, as well as the Borrower’s business, management and financial affairs, which questions were answered to its satisfaction. Investor believes that it has received all the information Investor considers necessary or appropriate for deciding whether to purchase this Note and convert into Stock or Common Stock.

(f)            Accredited Investor. Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act, and shall submit to the Borrower such further assurances of such status as may be reasonably requested by the Borrower.

(g)          Control by Majority Holders. The Investor acknowledges and fully understands that the Majority Holders may control (and bind the Investor to) certain elections pursuant to the Notes, including the conversion or extension of the maturity of this Note.

8.             Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Borrower and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.            Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Majority Holders and the Borrower. In connection with any proposed actions by the Majority Holders under this Note, the failure of any Investor to object to such proposed written action in writing within fifteen (15) calendar days of notice by another Investor or the Borrower to such Investor of such proposed written action shall constitute such Investor’s consent to such proposed action.

10.          Transfer of this Note. Subject to compliance with applicable federal and state securities laws, the Investor may transfer this Note and the Stock or Common Stock by delivering to the Borrower notice and a brief description of the proposed transfer along with any investment representation letter and legal opinion that may be requested by the Borrower. This Note and the Stock or Common Stock so transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with federal and state securities laws, unless the Borrower determines that such legend is not required in order to ensure compliance with such federal and state securities laws. The Borrower may issue stop transfer instructions to its transfer agent in connection with such restrictions.

7

11.          Assignment by the Borrower. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior written consent of the Majority Holders.

12.          Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature pages to this Note or at such other address, e-mail or facsimile number as any party shall have furnished to the other party in writing as set forth above. All such notices and communications will be deemed effectively given the earlier of: (a) when received; (b) when delivered personally; (c) one Business Day after being delivered by e-mail or facsimile (with receipt of appropriate confirmation); (d) one Business Day after being deposited with an overnight courier service of recognized standing; or (e) four days after being deposited in the U.S. mail, first class with postage prepaid. For avoidance of doubt, fax, e-mail or other electronic communications shall be deemed to be written and written consent may be given by each such electronic means.

13.          Usury; Business Loan. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note. The loan made pursuant to this Note is a business loan which comes within the purview of Section 205/4, paragraph (1)(c) of Chapter 815 of the Illinois Compiled Statutes, as amended. The Borrower agrees that the obligations evidenced by this Note are an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq. Time is of the essence with respect to all obligations due under this Note.

14.         Waivers. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

15.          Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law provisions or of any other state.

16.          JURY WAIVER. THE BORROWER AND INVESTOR HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATED TO THE NOTES OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH MAY IN THE FUTURE BE DELIVERED, IN CONNECTION WITH THE FOREGOING OR ARISING FROM ANY CREDIT RELATIONSHIP EXISTING IN CONNECTION WITH THE NOTES, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN COOK COUNTY, ILLINOIS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTES, WAIVES PERSONAL SERVICE OF PROCESS UPON THE BORROWER AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL RETURN RECEIPT REQUESTED AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT AS EVIDENCED BY THE RETURN RECEIPT. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8

17.          Equitable Adjustment of Terms. In the event that any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Borrower and the Majority Holders shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of the Notes and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

{signature pages follow}

9

The Borrower has caused this Convertible Promissory Note to be issued as of the date first written above.

BORROWER:

T STAMP INC.

By:	/s/ Andrew Gowasack
Name:	Andrew Gowasack
Title:	Chief Executive Officer

Address for notices:
TRUST STAMP
3423 PIEDMONT RD NE
ATLANTA 30324

{signature of Investor on following page}

10

INVESTOR:

[___________]

By:	[___________]

By:
Name:
Title:

Address for notices:

11